TeleCommunication Systems Reports Second Quarter 2010 Results

Revenue Up 38% Year-Over-Year to a Record $92.7M, EBITDA of $15.4M or $0.27 per Diluted Share, and Net Income of $0.06 per Diluted Share

ANNAPOLIS, MD -- (Marketwire - July 29, 2010) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the second quarter ended June 30, 2010.

Second Quarter 2010 Results

  Revenue was a record $92.7 million, up from $90.9 million in the previous quarter and up 38% from $67.1 million in the second quarter of 2009.

  Gross profit was $33.2 million, up 10% from $30.1 million in the second quarter of 2009.

  EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) was $15.4 million or $0.27 per diluted share, compared to $14.5 million or $0.28 per diluted share in the second quarter of 2009 (see discussion about the presentation of EBITDA below).

  Pre-tax income was $5.5 million or $0.09 per diluted share, a decrease from $10.8 million or $0.21 per diluted share in the second quarter of 2009, partially resulting from additional non-cash charges to income arising from 2009 acquisitions.

  Net income was $3.1 million or $0.06 per diluted share, compared to $6.6 million or $0.13 per diluted share in the second quarter of 2009. The decline was partially due to 2010 non-cash charges and shares outstanding resulting from 2009 acquisitions.

Management Commentary

"The second quarter of 2010 was our fourth consecutive quarter of revenue growth, with expected contributions from our 2009 acquisitions," said Maurice B. Tosé, TCS chairman and CEO. "Nearly 70% of our second quarter revenue came from long-term services relationships, which increased more than 80% over the same year-ago quarter, and was consistent with our expectations and plans toward a business mix of more recurring revenues. The first half of 2010 has seen growing returns from our areas of recent investment, specifically location-based technology including E9-1-1, and secure wireless communication solutions and cyber security for the government. This comes at a time when we are seeing a slower rate of growth in the use of text messaging than in 2008-9, which has resulted in lower sales of commercial systems perpetual licenses.

"The quarter's gross profit from services was also a record. Government segment secure wireless communications and cyber security work are expected to grow substantially, as the scale and mix of our deliverables now qualify TCS to track about 30 major contract opportunities, each with revenue potential to winning contractors from the tens of millions to the billions of dollars. We are well-positioned to lead, team, or subcontract for significant participation in each of these.

"Our commercial wireless subscriber application revenues, including those based on navigation, were up about 10% over those of the first quarter, and our company is engaged with Tier-1 carriers around the world, where we can now provide a complete Location Based Services (LBS) solution consisting of both the infrastructure and supported applications. We expect our emerging business models to produce steadily growing recurring revenues over many years."

Summary of Reported Income

                                                     Three months ended
                                                          June 30
                                                  ------------------------
                                                      2010         2009
                                                  -----------  -----------
                                                        (unaudited)

Revenue:                                          $    92,662  $    67,136
                                                  ===========  ===========
Income:
EBITDA (see accompanying reconciliation)               15,398       14,545
Noncash charges                                        (7,978)      (3,536)
                                                  -----------  -----------
Income from operations                                  7,420       11,009
Other expense                                          (1,958)        (173)
Tax provision                                          (2,367)      (4,230)
                                                  -----------  -----------
Net Income, diluted                               $     3,095  $     6,606
                                                  ===========  ===========

Income per diluted share
EBITDA (see accompanying reconciliation)          $      0.27  $      0.28
Noncash charges                                         (0.14)       (0.07)
                                                  -----------  -----------
Income from operations                                   0.13         0.20
Other expense                                           (0.03)       (0.00)
Tax provision                                           (0.04)       (0.07)
                                                  -----------  -----------
Net Income, diluted                               $      0.06  $      0.13
                                                  ===========  ===========
Shares used in calculation - Diluted                   56,124       51,968
                                                  ===========  ===========

Second Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

                               Three months ended June 30
             -------------------------------------------------------------
                     2010                 2009            Incr. (Decr.)
             -------------------  -------------------  -------------------
             Coml   Govt   Total  Coml   Govt   Total  Coml   Govt   Total
             -----  -----  -----  -----  -----  -----  -----  -----  -----
Revenue
 ($millions)
 Services    $41.3  $22.1  $63.4  $20.7  $13.9  $34.6  $20.6  $ 8.2  $28.8
 Systems       6.7   22.6   29.3   12.4   20.1   32.5   (5.7)   2.5   (3.2)
             -----  -----  -----  -----  -----  -----  -----  -----  -----
   Total
    revenue  $48.0  $44.7  $92.7  $33.1  $34.0  $67.1  $14.9  $10.7  $25.6
             =====  =====  =====  =====  =====  =====  =====  =====  =====

Gross profit
 ($millions)
 Gross
  profit-
  services   $20.9  $ 6.7  $27.6  $12.3  $ 3.5  $15.8  $ 8.6  $ 3.2  $11.8
   As % of
    rev         51%    30%    44%    59%    25%    46%
 Gross
  profit-
  systems      3.2    2.4    5.6   10.0    4.3   14.3   (6.8)  (1.9)  (8.7)
   As % of
    rev         48%    11%    19%    81%    21%    44%
             -----  -----  -----  -----  -----  -----  -----  -----  -----
  Total gross
   profit    $24.1  $ 9.1  $33.2  $22.3  $ 7.8  $30.1  $ 1.8  $ 1.3  $ 3.1
             =====  =====  =====  =====  =====  =====  =====  =====  =====
   As % of
   rev          50%    20%    36%    67%    23%    45%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial Segment revenue for the second quarter of 2010 was $48 million, up 45% from $33.1 million in the same year-ago quarter. Commercial Segment gross profit was $24.1 million or 50% of commercial revenue, an improvement from $22.3 million a year ago. The higher gross profit from commercial services reflects organic growth in maintenance and E9-1-1 services revenue, as well as subscriber applications revenue generated as a result of the Networks in Motion and LocationLogic acquisitions in 2009. The inclusion of subscriber application revenue in the 2010 mix brought the gross profit as a percentage of revenue from 59% last year to 51% in 2010. Gross profit from commercial systems was down as a result of lower sales of high-margin licenses for messaging software capacity in the quarter, partly offset by higher location system revenues.

Government Segment Revenue and Gross Profit:

Government Segment services revenue of $22.1 million was up $8.2 million or 59% over the second quarter of 2009. Systems sales were up 12% to $22.6 million from the year-ago quarter.

Second quarter 2010 gross profit from government services was $6.7 million or 30% of government services revenue, up from $3.5 million and 25% a year ago; the services margin average has been enhanced by the 2009 acquisitions of Sidereal and Solvern. The margin on government systems sales was down because the 2010 mix has been less favorable. Total government segment gross profit was up 17% from the second quarter of 2009 due to higher revenue, including contributions from 2009 acquisitions.

Operating Costs and Expenses:

R&D: Second quarter 2010 R&D expense was $6.6 million (7% of revenue), up $1.7 million from $4.9 million (7% of revenue) in the second quarter of 2009. The business mix in 2010 includes a larger portfolio of acquired location-based applications and systems in which TCS is continuing to invest in technology for business opportunities in support of carriers, new platforms and devices, and telematics. TCS is also investing for continuing leadership in secure government communications technology and to support the company's installed base of text messaging infrastructure.

SG&A: Second quarter 2010 selling, general and administrative expense was $15.8 million (17% of revenue), up from $12.6 million (19% of revenue) in the second quarter of 2009. Higher SG&A expenditures reflect the expanded scope of operations, and expenditures for process control, efficiency enhancements and legal and professional costs associated with intellectual property. Second quarter 2010 G&A also included some nonrecurring expenditures associated with intellectual property.

Non-cash charges: Total non-cash charges to operating income were $8 million in the second quarter of 2010, compared to $3.5 million in the same year-ago quarter. The increase reflects accounting for acquired intangibles associated with 2009 acquisitions, as well as higher non-cash stock-based compensation expense associated with a larger employee base, resulting mainly from the 2009 acquisitions.

Interest and Income Taxes:

Interest and financing expenses in the second quarter of 2010 were about the same as in the first quarter of 2010, and are up from the second quarter of 2009 as a result of 2009 borrowings, including the 4.5% convertible debt financing in November 2009, the 6% promissory notes issued to sellers of Networks in Motion, and the December 2009 bank term loan. In both 2010 quarters, "other" income (net) was about a half million dollars reflecting matters not expected to recur.

The company recorded a $2.4 million provision for income taxes against pre-tax income of $5.5 million for the second quarter of 2010, representing an effective tax rate of approximately 43%.

Net Income:

Net income for the second quarter of 2010 was $3.1 million or $0.06 per diluted share, compared to net income of $6.6 million or $0.13 per diluted share in the second quarter of 2009. Shares issuable upon conversion of convertible debt issued in the fourth quarter of 2009 were excluded from weighted average diluted shares for the second quarter of 2010 because the effect of their inclusion would have been anti-dilutive.

Liquidity and Capital Resources:

At June 30, 2010, TCS had $97 million of cash and equivalents, compared to $76.4 million at the beginning of the quarter. Funds were generated in the second quarter from $15.4 million in EBITDA, a $18.5 million decrease in working capital, $0.9 million in proceeds from exercise of employee stock options, and $3.1 million from new lease financing for fixed asset purchases. Uses of cash during the quarter were $12.7 million for capital expenditures including software development, $2.6 million of scheduled debt principal and lease payments, and $2 million for cash interest, financing and other expenses paid. The company had approximately $33.5 million of unused borrowing availability under its bank line of credit at quarter end. In addition, the company has the option until the end of the fiscal third quarter 2010 to draw an additional $10 million term loan from the company's commercial banks.

Intellectual Property:

TCS was issued five patents during the second quarter. As of June 30, 2010, the company's patent portfolio included 115 patents issued in the U.S. and abroad, and over 300 patent applications pending. The company continued efforts to monetize its patents through licensing and other arrangements, as well as use them to position the company for competitive advantages.

Backlog:

                                              New
                                3/31/2010    Orders    Revenue   6/30/2010
                                ---------- ---------  ---------  ----------
Funded Contract Backlog ($mil)
                    Commercial  $    227.7 $    81.3  $   (48.0) $    261.0
                    Government  $     73.4 $    53.7  $   (44.7) $     82.4
                                ---------- ---------  ---------  ----------
 Total Funded Contract Backlog  $    301.1 $   135.0  $   (92.7) $    343.4
              Customer Options  $    284.9 $   (16.8)            $    268.1
                                ---------- ---------  ---------  ----------
                 Total Backlog  $    586.0 $   118.2  $   (92.7) $    611.5
                                ========== =========  =========  ==========

Funded contract backlog on June 30, 2010 was approximately $343.4 million of which the company expects to recognize approximately $201.7 million in the next 12 months. Total backlog was approximately $611.5 million at the end of the second quarter of 2010.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers), backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. Company backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

                                                      Three months ended
GAAP to non-GAAP Reconciliation                            June 30
                                                  -------------------------
  (amounts in thousands)                              2010         2009
                                                  ------------ ------------
Consolidated Statement of Operations                     (unaudited)
 Reconciliation per Share-Diluted
Net income on a GAAP basis                        $      3,095 $      6,606
  Depreciation and amortization of property and
   equipment                                             2,257        1,434
  Amortization of stock-based compensation               2,249        1,218
  Amortization of software development costs             2,301          762
  Amortization of acquired intangible assets             1,171          122
                                                  ------------ ------------
  Subtotal noncash charges                               7,978        3,536
  Interest, financing, and other costs                   1,958          173
  Provision for income taxes                             2,367        4,230
                                                  ------------ ------------
EBITDA                                            $     15,398 $     14,545
                                                  ============ ============

Consolidated Statement of Operations
 Reconciliation per Share-Diluted
Net Income per share on a GAAP basis              $       0.06 $       0.13
  Depreciation and amortization of property and
   equipment                                              0.04         0.03
  Amortization of stock-based compensation                0.04         0.02
  Amortization of software development costs              0.04         0.01
  Amortization of acquired intangible assets              0.02         0.00
  Interest, financing, and other costs                    0.03         0.00
  Provision for income taxes                              0.04         0.08
                                                  ------------ ------------
EBITDA                                            $       0.27 $       0.28
                                                  ============ ============
Shares used in calculation - Diluted                    56,124       51,968
                                                  ============ ============

Conference Call

TCS will hold a conference call later today, Thursday, July 29, 2010 to discuss these financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-800-895-0231
International: 1-785-424-1054
Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until August 12, 2010:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 3885895

About TeleCommunication Systems, Inc.

TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect,'' "intend," "anticipate,'' and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements (a) that are made in the management commentary by Mr. Tosé, including our expectations about the long-term growth opportunities in location-based technology and secure wireless communications, our expectations and plans towards a business mix of more recurring revenues, our expectations about growth of our government segment secure wireless communications and cyber security work, our expectations about potential contract opportunities and our ability to win or team with other companies to win these contracts, and statements about our emerging business models, (b) regarding our borrowing availability, (c) relate to our patents, and (d) related to our ability to recognize any of the reported backlog.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (v) expand its sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects and with adequate security threat protections, (vii) protect its intellectual property rights, (viii) have sufficient capital resources to fund its operations, (ix) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (x) implement its sales and marketing strategy and (xi) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                     June 30,  December 31,
                                                      2010         2009
                                                  ------------ ------------
                                                  (unaudited)
Assets
  Current assets:
    Cash and cash equivalents                     $     97,035 $     61,426
    Accounts receivable, net                            51,156       65,476
    Unbilled receivables                                25,923       23,783
    Inventory                                            3,724        9,331
    Deferred income tax benefit                         10,228        9,507
    Receivable from settlement of patent matter              -       15,700
    Income tax refund receivable                             -        5,438
    Deferred costs and other current assets              7,005        8,945
                                                  ------------ ------------
        Total current assets                           195,071      199,606

  Property and equipment, net                           33,283       20,734
  Software development costs, net                       40,613       45,384
  Acquired intangible assets, net                       30,585       33,975
  Goodwill                                             166,948      164,350
  Other assets                                           7,711        8,176
                                                  ------------ ------------
        Total assets                              $    474,211 $    472,225
                                                  ============ ============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses         $     52,201 $     72,264
    Deferred revenue                                    18,860        9,938
    Current portion of capital leases and notes
     payable                                            45,945       39,731
                                                  ------------ ------------
        Total current liabilities                      117,006      121,933

  Capital leases and notes payable, less current       137,591      143,316
  Deferred income taxes                                 13,635       15,435
  Other long-term liability                              4,297        5,755

  Total stockholders' equity                           201,682      185,786
                                                  ------------ ------------
        Total liabilities and stockholders'
         equity                                   $    474,211 $    472,225
                                                  ============ ============

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                   Three months ended   Six months ended
                                         June 30,            June 30,
                                    ------------------  ------------------
                                      2010      2009      2010      2009
                                    --------  --------  --------  --------
                                        (unaudited)         (unaudited)
Revenue
  Services                          $ 63,429  $ 34,594  $123,273  $ 65,218
  Systems                             29,233    32,542    60,306    72,419
                                    --------  --------  --------  --------
      Total revenue                   92,662    67,136   183,579   137,637
Direct costs of revenue
  Direct cost of services revenue     35,886    18,820    70,218    37,189
  Direct cost of systems              23,588    18,266    46,624    45,154
                                    --------  --------  --------  --------
      Total direct cost of revenue    59,474    37,086   116,842    82,343
  Services gross profit               27,543    15,774    53,055    28,029
    As a % of revenue                     43%       46%       43%       43%
  Systems gross profit                 5,645    14,276    13,682    27,265
    As a % of revenue                     19%       44%       23%       38%
                                    --------  --------  --------  --------
      Total gross profit              33,188    30,050    66,737    55,294
        Total gross profit as a %
         of revenue                       36%       45%       36%       40%
Operating costs and expenses
  Research and development expense     6,571     4,915    15,089     9,789
  Sales and marketing expense          5,967     4,172    11,946     8,163
  General and administrative
   expense                             9,802     8,398    18,264    15,290
  Depreciation and amortization of
   property and equipment              2,257     1,434     4,233     2,888
  Amortization of acquired
   intangible assets                   1,171       122     2,343       159
                                    --------  --------  --------  --------
    Total operating costs and
     expenses                         25,768    19,041    51,875    36,289
                                    --------  --------  --------  --------
Income from operations                 7,420    11,009    14,862    19,005
Cash interest expense                 (2,237)     (225)   (4,589)     (413)
Amortization of debt issuance
 expenses                               (216)      (53)     (376)      (58)
Other income/(expense), net              495       105       985       284
                                    --------  --------  --------  --------
Income before income taxes             5,462    10,836    10,882    18,818
Provision for income taxes            (2,367)   (4,230)   (2,777)   (7,345)
                                    --------  --------  --------  --------
Net income                          $  3,095  $  6,606  $  8,105  $ 11,473
                                    ========  ========  ========  ========
Net income per share-basic          $   0.06  $   0.14  $   0.15  $   0.25
                                    ========  ========  ========  ========
Add back tax-effected convertible
 debt interest expense to net
 income for diluted EPS, when using
 if-converted method                $      -  $      -  $  1,457  $      -
                                    --------  --------  --------  --------
Net income per share-diluted        $   0.06  $   0.13  $   0.14  $   0.22
                                    ========  ========  ========  ========
Weighted average shares
 outstanding-basic                    52,920    46,765    52,788    46,170
Weighted average shares
 outstanding-diluted                  56,124    51,968    66,897    51,557

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Evan Weisel
Media Contact
Welz & Weisel Communications
Tel 703-218-3555
evan@w2comm.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com